UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2008

Opexa Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

001-33004	76-0333165
(Commission File Number)	(I.R.S. Employer Identification No.)
2635 N. Crescent Ridge Drive The Woodlands, Texas	77381
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (281) 272-9331

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On November 21, 2008, the board of directors of Opexa Therapeutics (the “Company”) approved a restructuring plan to terminate the one-year open label extension of the TERMS Phase IIb Clinical Trial of Tovaxin® therapy for multiple sclerosis (OLTERMS).  The trial was enrolled with patients that had previously completed one year in the TERMS, Tovaxin Phase IIb multi-center, randomized, double blind, placebo-controlled trial.  The Company is terminating OLTERMS in order to focus all of its financial resources on completing clinical data analysis, future clinical trial planning and seeking a development partner for Tovaxin.  As a result of these circumstances, the Company will immediately reduce its staff of 29 to approximately 10 people.  Personnel-related restructuring charges of approximately $120,000 are expected to be incurred in the fourth quarter of 2008. Employees directly affected by the restructuring plan will be provided with severance payments and continuation of benefits. The Company is exploring its strategic alternatives, including a clinical development partnership, merger with or acquisition by another company, further restructuring of the Company, or sale of the Company’s assets and liquidation of the Company.

The personnel-related restructuring charges that the Company expects to incur are subject to a number of assumptions and actual results may differ. The Company may also incur other material charges not currently contemplated due to the events that may occur as a result of, or associated with, the restructuring plan.

This Form 8-K contains forward-looking statements that are based on our management's current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in our operations including the lack of available capital and uncertainty regarding the restructuring costs. For additional information about the factors that affect our business, please see the company's latest Form 10-K filed March 18, 2008. The Company undertakes no duty to update forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPEXA THERAPEUTICS, INC.

		By:	/s/ Lynne Hohlfeld
Lynne Hohlfeld
Chief Financial Officer
DATE:	November 24, 2008